Exhibit 10.24

MARKETING SERVICES AGREEMENT

This Marketing Services Agreement (“Agreement”) is made this 1st day of January, 2014 (the “Effective Date”) by and between HERITAGE PROPERTY & CASUALTY INSURANCE COMPANY, a Florida corporation (“Heritage”) and FAIA MEMBER SERVICES, INC., a Florida corporation (“FMS”).

WHEREAS, FMS is a Florida corporation which, among other things, provides economic service programs to members of the insurance industry, including members (“Members”) of the Florida Association of Insurance Agents (“FAIA”); and

WHEREAS, Heritage offers certain insurance products (the “Products”); and

WHEREAS, FMS desires to assist in the marketing of Heritage’s Products to FAIA Members;

NOW, THEREFORE, Heritage and FMS agree as follows:

1. Establishment of Program.

(a) Heritage agrees to establish and provide to FMS, and FMS agrees to utilize and promote to the extent FMS is not limited by law, a program of Products (hereinafter the “Program”) developed by Heritage, which provides a high quality, cost effective product or service that adds intrinsic value to FAIA’s membership.

(b) FAIA has, as members, insurance agencies in Florida and FMS seeks to be the exclusive agents’ association representing Heritage in the marketing of this Program in Florida.

2. Responsibilities of FMS

(a) FMS will assist in the recommendation, promotion, and distribution of promotional materials for the Program to all FAIA Members including performance of the following tasks:

(i) FMS will issue a notice (in e-mail or letter format) to the Members of FAIA explaining FMS’s endorsement of the Program.

(ii) FMS will provide Heritage advertising space in its newsletters and other publications distributed to the Members of FAIA.

(iii) FMS will advertise and promote Heritage on its website and insert a hotlink for easy access to Heritage’s web page.

(iv) FMS will introduce and promote the Program on agency visits by FMS marketing representatives.

(v) To the extent that FMS is promoting its FMS endorsed programs at the FAIA annual meeting and planning session, reference to the Heritage Program will be included.

(vii) FMS shall provide leads and referrals to Heritage that are generated by its inside and outside marketing activities.

(b) From time to time upon the request of Heritage, FMS will provide Heritage with updated mailing lists containing the names, addresses, and telephone numbers of all FAIA members.

(c) FMS shall have the right to approve all advertising materials and correspondence to be forwarded to the Members of FAIA, prior to use by Heritage, which approval shall not be unreasonably withheld. FMS shall notify Heritage in writing of any objections within ten (10) business days of receipt of material from Heritage. Failure to so object shall be deemed approval of the materials. Approval shall be obtained prior to mailing or other distribution thereof by Heritage to Members of FAIA.

(d) Upon termination of this Agreement, FMS shall return to Heritage any and all unused Heritage materials in connection with the Program, and any copies thereof.

(e) FMS shall be responsible for all expenses incurred by it in the performance of its obligation under this Marketing Services Agreement, including, but not limited to, rentals, transportation, facilities, and remuneration of employees and independent contractors. The conduct by FMS of its business shall be its own cost, credit, risk and expense.

(f) FMS shall not charge or commit Heritage to any expense, agreement, payment, debt or obligation.

(g) FMS will not, during the term of this contract, assist any other insurance provider in marketing a similar Program in Florida.

3. Responsibilities of Heritage.

(a) Heritage shall use the mailing lists provided by FMS solely for the purposes contemplated by this Agreement and shall not duplicate or use such mailing lists, or permit any other party to examine or use such mailing lists, for any other purpose whatsoever except as may be required for regulatory or audit purposes. In the event that any Member of FAIA or any other person or entity contained on the mailing lists provided by FMS to Heritage requests to be excluded from future solicitations, FMS shall notify Heritage of such request and Heritage agrees to remove such Member, individual or entity from the list(s) and to exclude such Member, individual or entity from future mailings, contacts or other solicitations.

(b) Heritage will be responsible for compliance with all state and federal laws and regulations relating to any aspect of the Program.

(c) Upon termination of this Agreement, Heritage shall return to FMS all FMS and FAIA materials, including all mailing lists, past and current, and any copies thereof. Notwithstanding the above, Heritage shall not be required to return or disgorge any information held by Heritage prior to the date of this Agreement or developed by Heritage during the term of this agreement, but independently.

(d) Heritage shall be responsible for all expenses incurred by it in the performance of its obligation under this Marketing Services Agreement, including, but not limited to, rentals, transportation, facilities, and remuneration of employees and independent contractors. The conduct by Heritage of its business shall be its own cost, credit, risk and expense.

(e) Heritage shall be responsible for all aspects of the Program (except as provided in Section 2 of this Agreement) including, but not limited to, the application process, underwriting, processing and all other duties necessary to bind and issue policies.

(f) Heritage shall be responsible for printing and distribution of any material related to the Program.

(g) Heritage shall not charge or commit FMS to any expense, agreement, payment, debt or obligation.

4. Compensation to FMS.

(a) In consideration of the performance of the foregoing responsibilities by FMS, Heritage agrees to remit to FMS during the term of this Agreement (50%) of the excess monthly commission paid in accordance to the Agency Agreement executed contemporaneously with the Agreement on a monthly basis.

(b) Unless otherwise agreed, the fee set forth in paragraph 4(a) above, includes the complete compensation to FMS for its services hereunder.

5. Indemnification.

(a) FMS agrees to indemnify and hold Heritage and its officers, directors and employees harmless to the extent that FMS is legally liable to do so for losses, costs, expenses, fines, penalties, including punitive or exemplary damages and all costs of defense:

(i) resulting from any act, error or omission, whether intentional or unintentional by FMS and its officers, directors, agents, employees and independent contractors, related to or which arise out of the performance of duties for which it was appointed to perform, except to the extent caused by Heritage, or

(ii) resulting from any obligation, act, or transaction created or performed by FMS in violation of, in excess of, or in contravention of the power and authority of FMS set forth in this Marketing Services Agreement, except to the extent caused by Heritage.

(b) Heritage agrees to indemnify and hold FMS and its officers, directors and employees harmless to the extent that Heritage is legally liable to do so for losses, costs, expenses, fines, penalties, including punitive or exemplary damages and all costs of defense:

(i) resulting from any act, error or omission, whether intentional or unintentional by Heritage and its officers, directors, agents, employees and independent contractors, related to or which arise out of the performance of duties for which it was appointed to perform, except to the extent caused by FMS, or

(ii) resulting from any obligation, act, or transaction created or performed by Heritage in violation of, in excess of, or in contravention of the power and authority of Heritage set forth in this Marketing Services Agreement, except to the extent caused by FMS.

6. Term and Termination of Agreement.

(a) This Agreement will begin on January 1, 2014, and continue in force until December 31, 2015. This Agreement will automatically renew for consecutive 12 month periods thereafter unless either party notifies the other in writing no less than 90 days prior to the expiration date of the Agreement that it wishes to terminate this Agreement effective at the end of the then-current term. Notwithstanding the foregoing sentence, the Agreement may be terminated immediately by FMS if any monies due to FMS under Section 4 of this Agreement are not paid in full and within ten (10) days of Heritage’s receipt of written notice from FMS of Heritage’s failure to pay in the amount due and within the time frames provided by Section 4.

(b) This Marketing Services Agreement may be terminated at any time by Heritage by written notice to FMS specifying the effective date of such termination, which shall not be less than 10 days thereafter, for the breach, non-performance, or violation by FMS or any person for whom FMS may be responsible, of any material provision, term or condition hereof. Heritage must permit FMS to rectify such breach, non-performance, or violation within 10 business days after receipt of written notice from Heritage or where cure would take longer, to commence to cure within five (5) business days and continue in good faith to cure thereafter to the satisfaction of Heritage. However, in no event shall the right to cure referenced above be extended beyond a thirty (30) day period beginning upon the date that written notice is provided under this section 6(b).

(c) This Marketing Services Agreement may be terminated at any time by FMS by written notice to Heritage specifying the effective date of such termination, which shall not be less than ten (10) days thereafter, for breach, non-performance, or violation by Heritage or any person for whom Heritage may be responsible, of any material provision, term, or condition hereof. FMS must permit Heritage to rectify such breach, non-performance, or violation within ten business days after receipt of written notice from FMS or, where cure would take longer, to commence to cure within five (5) business days and continue in good faith to cure thereafter to the satisfaction of FMS. However, in no event shall the right to cure referenced above be extended beyond a thirty (30) day period, which period shall begin on the date that written notice is provided under this section 6(c).

(d) This Marketing Services Agreement shall be terminated immediately in the event that FMS or Heritage shall become insolvent or bankrupt or commit an act of bankruptcy or make an assignment for the benefit of creditors or enters into rehabilitation by its domicile state.

(e) In the event of sale, transfer or merger of FMS, upon prior written notice, and at Heritage’s sole option, Heritage may consent to the transfer and assumption of this Marketing Services Agreement to a successor organization. Consideration of such request will be timely and consent will not be unreasonably withheld. In the absence of such consent from Heritage, this Marketing Services Agreement shall terminate automatically upon the effective date of the sale, transfer or merger of FMS.

(f) All termination provisions of this section are subject to the laws of Florida and any dispute under this agreement will be resolved in Florida under the laws of the State of Florida.

(g) If this Marketing Services Agreement is terminated pursuant to any subsection of this Section 6, and any compensation earned as of the effective date of the termination shall be paid.

(h) Future Compensation.

Upon termination of this Agreement by Heritage for any reason, or by FMS for good cause, Heritage (or its successors) agrees to continue paying FMS the percentage override set forth in Section 4 of this Agreement for a period of twenty-four months on products and services sold to FMS’s customers; this provision shall survive termination or expiration of this Agreement.

7. Notices

All notices, requests, demands and other communications under this Agreement shall be given in writing. Such notices shall be deemed to have been given when delivered in person or three (3) business days after being sent via certified mail (Return Receipt Requested)

and signed for by an authorized representative of receiving party or upon delivery if sent via a reputable overnight delivery service and addressed to the appropriate party at its mailing address set forth below:

If to FAIA Member Services:	FAIA Member Services Inc.

3159 Shamrock South Tallahassee, FL 32309 Attn: David D. Burt, Managing Director - FAIA Member Services

If to Company:	Heritage Property & Casualty Insurance Company 700 Central Ave., Ste. 500 St. Petersburg, FL 33701 Attn: Mel A. Russell, EVP/Chief Underwriting Officer

8. Dispute Resolution.

Each party commits that in the event a dispute should arise under this Agreement or relating in any manner hereto, the parties agree to attempt to mediate their dispute prior to the commencement of formal litigation (i.e., the filing of a lawsuit or other legal proceeding), using a third party mediator. Any mediation shall take place in Leon County, Florida, unless otherwise agreed to by both parties. The costs of such mediation shall be equally divided between the parties. Such mediation shall be conducted by each party designating a duly authorized officer or other representative to represent the party, with authority to bind the party, and that the parties agree to exchange informally such information as is reasonably necessary and relevant to the issues being mediated. If such mediation is unsuccessful, then either party shall have the right to initiate litigation in accordance with section 8 below. All mediation proceedings shall be confidential and no information exchanged in such mediation shall be discoverable or admissible in any litigation involving the parties. In the event a party seeks equitable relief (such as injunctive relief or specific performance), or in the event of an approaching deadline prescribed by an applicable statute of limitations, then there shall be no requirement that such party utilize the mediation process referred to herein.

9. Choice of Law and Forum.

This Agreement shall be construed and governed in accordance with the laws of the State of Florida, without regard to conflict of laws principles. In the event the parties are unable to mediate their dispute to a satisfactory resolution the parties agree that the Circuit Court in and for Leon County, Florida shall have exclusive jurisdiction to hear and determine any claims or disputes between the parties arising out of or related to this Agreement.

10. Attorney’s Fees:

In the event of any litigation between the parties hereto with respect to this Agreement, the prevailing party (the party entitled to recover costs of suit, at such time as all appeal rights have expired or the time for taking such appeals has expired) shall be entitled to recover reasonable attorney’s fees, in addition to such other relief as a court of competent jurisdiction may award.

11. Amendment and Waiver

No amendment to any provision of this agreement shall be effective unless in writing and signed by both parties. The waiver by either party of a breach or a default of any provision of this agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision.

12. Relationship of the Parties.

Nothing herein contained shall be construed to create the relationship of employer and employee between Heritage and FMS or between Heritage and any FMS employees or representatives. It is the express intent of the parties hereto that FMS is not an employee of Heritage for any purpose, but they are independent contractors for all purposes and in all situations. FMS shall not represent that they are employees of Heritage, nor shall they in any manner hold themselves out to be an employee of Heritage.

13. Confidentiality.

Both parties acknowledge that in the course of performance of this Agreement the parties and Members may be provided with confidential information, including but not limited to certain personally identifiable financial information of customers and consumers of Heritage and of the Members. The parties agree to maintain the confidentiality of the confidential information and not disclose such information to any persons other than as may be necessary to conduct transactions under this Agreement, and further to treat and maintain such confidential information with the same degree of care accorded the parties own confidential information. All Members that receive confidential information pursuant to this Agreement shall be bound by its terms to the same extent as of they were parties hereto. The obligations of this subsection with respect to confidential information shall survive any termination of this Agreement. Each recipient of confidential information agrees to return all confidential information, including any copies thereof, to the source of said confidential information within 30 days of termination of this Agreement.

14. Force Majeure.

Neither party to this Agreement shall be considered in default in the performance of its obligations to the extent that the performance of any such obligation is prevented or delayed by any cause that is beyond the reasonable control of such party.

15. Miscellaneous Provisions.

(a) Binding Effect of Agreement. This Agreement shall be binding upon and inure not only to the parties but also upon and to their successors and assigns.

(b) Books and Records. Heritage and FMS shall keep complete and accurate record of business transacted by it under this Marketing Services Agreement. Heritage and FMS shall each have the right to inspect the others relevant records during business hours and after written notice of not less than five (5) working days in advance.

(c) Assignment.

The Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto.

(d) Enforceability.

In the event that any provision of this Agreement shall be declared void, unlawful or unenforceable, that provision shall be deemed stricken from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.

(e) Captions.

The section and subsection headings in this Agreement are inserted for convenience only and do not define, limit or describe the scope or intent of this Agreement.

(f) Construction.

Although the provisions of this Agreement may be drafted by FMS, this Agreement shall not be construed either for or against any party hereto but shall be interpreted in accordance with the general tenor and plain meaning of its language.

16. Entire Agreement.

This Agreement, together with all exhibits, schedules and attachments, constitutes the entire agreement between the parties with respect to the subject matter hereof. This agreement supersedes, and the terms of this agreement govern, any prior agreements with respect to the subject matter hereof, including the previously signed ASA and MSA, with the exception of any prior confidentiality agreements between the parties, provided further that FMS acknowledges and agrees that it does not, nor does, Heritage, have any outstanding monies owed and any other payments or amounts due, to one another in connection with the previously signed ASA and MSA. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date indicated below.

HERITAGE PROPERTY & CASUALTY INSURANCE COMPANY

By:
Print Name: Mel A. Russell, CIC
Its:	Chief Underwriting Officer & Executive Vice President

FAIA MEMBERS SERVICES, INC.

By:
Print Name: David D. Burt
Its:	VP & Managing Director

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